Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

i3 Verticals, Inc.
Nashville, Tennessee

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement of our report dated November 22, 2019, except for Notes 8 and 17, to which the date is November 23, 2020, relating to the consolidated financial statements of i3 Verticals, Inc. for the year ended September 30, 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, LLP

Nashville, Tennessee
November 22, 2021